Exhibit 99.3

Thermon Group Holdings, Inc.
Unaudited Pro Forma Condensed Combined Financial Statements

Introduction

Thermon Group Holdings, Inc. and its direct and indirect subsidiaries are referred to collectively as “we,” “our,” “Thermon,” or the “Company” herein.

On October 30, 2017, Thermon consummated the acquisition of 100% of the equity interests of CCI Thermal Technologies Inc. ("CCI") and certain real estate assets for $258.0 million CAD (the "CCI Acquisition") (approximately $206.4 million USD at the exchange rate as of October 4, 2017) as described in the Company's Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission ("SEC") on November 3, 2017. CCI is engaged in industrial process heating, focused on the development and production of advanced heating and filtration solutions for industrial and hazardous area applications and is headquartered in Edmonton, Alberta, Canada. The purchase was financed with a combination of cash on hand and a new senior secured debt facility consisting of a $250 million USD senior secured term loan B facility and a senior secured revolving credit facility of $60 million USD. The term loan B and revolving credit facility will mature on October 30, 2024 and October 25, 2022, respectively. The term loan B replaces and extinguishes the existing term loan A. Commencing April 1, 2018, the term loan B will amortize in equal quarterly installments of .25% of the $250 million term loan, with the balance due at maturity. The Company will have the option to pay interest on the term loan B at a base rate, plus an applicable margin, or at a rate based on LIBOR, (subject to a floor of 1.00%), plus an applicable margin. The applicable margin for base rate loans is 275 basis points and the applicable margin for LIBOR loans is 375 basis points.

The following unaudited pro forma condensed combined financial statements are based on the separate historical financial statements of Thermon and CCI to illustrate the effect of the CCI Acquisition and gives effect to the assumptions and pro forma adjustments described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma financial statements have been prepared in accordance with regulation S-X Article 11. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 is presented as if the CCI Acquisition occurred on September 30, 2017 and reflects the combination of Thermon’s unaudited balance sheet as of September 30, 2017, which was derived from Thermon’s unaudited balance sheet as of September 30, 2017 included within the Company’s Quarterly Report on Form 10-Q filed with the SEC on October 23, 2017, with the audited July 31, 2017 balance sheet of CCI, included within this Current Report Form 8-K/A. The unaudited pro forma condensed combined statements of income for the twelve months ended March 31, 2017 and the six months ended September 30, 2017 assume the acquisition occurred on April 1, 2016. The Thermon twelve and six month statements of income were derived from our audited financial statements for the year ended March 31, 2017 included within our Annual Report on Form 10-K filed with the SEC on May 30, 2017, and the unaudited financial statements for the six months ended September 30, 2017 included in our Quarterly Report on Form 10-Q filed with the SEC on October 23, 2017, respectively. These statements of income have been combined with CCI statements of income as of the twelve months ended January 31, 2017 and the six months ended July 31, 2017, respectively, which have been derived from the CCI historical results included within this Current Report on Form 8-K/A.

The historical CCI financial statement have been prepared in Canadian dollars, and have been converted to US dollars for the applicable periods presented herein using exchange rates as of September 30, 2017 for pro forma balance sheet purposes, and average exchange rates during the period for the twelve and six month statements of income. In addition, the CCI historical financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. Management has evaluated the accounting principles used by CCI and concluded that there are certain differences between those presented under IFRS and US GAAP, and accordingly, pro forma adjustments have been included for any such differences, as described in the notes herein.

The pro forma adjustments, as described in the notes to the unaudited pro forma condensed combined financial statements, are based upon available information and certain assumptions that our management believes are reasonable. The unaudited pro forma condensed combined financial statements are presented for informational and illustrative purposes in accordance with the rules and regulations of the SEC, and are not necessarily indicative of the financial position that would have occurred or the financial results that would have occurred if the CCI Acquisition had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or results of operations of the combined companies in the future. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated cost savings or other financial benefits expected to result from the CCI acquisition.

Exhibit 99.3

The unaudited pro forma condensed combined consolidated balance sheet and statements of operations and the accompanying notes should be read in conjunction with the historical:
•audited consolidated financial statements of the Company and the related notes for the year ended March 31, 2017 included in the Company’s Annual Report on Form 10-K filed with the SEC on May 30, 2017;
•unaudited consolidated financial statements of the Company and the related notes for the quarterly and six month periods ended September 30, 2017 included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on October 23, 2017; and
•historical audited financial statements of CCI and the related notes as of July 30, 2017 and 2016 and for the years ended July 31, 2017, 2016 and 2015, which are included as Exhibit 99.2 to this Current Report on Form 8-K/A.

Exhibit 99.3

Thermon Group Holdings, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
(Dollars in Thousands, except share and per share data)

	Thermon Group Holdings, Inc. Historical	CCI Thermal Technologies Inc. Historical (i)	US GAAP Adjustments	Pro Forma Adjustments	Notes	Thermon Group Holdings, Inc. Condensed Combined Pro Forma Balance Sheet
	September 30, 2017	July 31, 2017				September 30, 2017
Assets
Current assets:
Cash and cash equivalents	$83,378	$5,073	$—	$241,775	(a)	$43,786
				(76,875)	(a)
				(206,400)	(a)
				(3,165)	(b)
Investments	5,066	—	—	—		5,066
Accounts receivable	55,923	10,866	—	—		66,789
Inventories	43,490	19,406	—	1,072	(b)	63,968
Costs and estimated earnings in excess of billings on uncompleted contracts	10,322	—	—	—		10,322
Prepaid expenses and other current assets	7,845	915	—	—		8,760
Income tax receivable	3,001	—	—	—		3,001
Due from shareholders	—	8,985	(8,985)	—	(c)	—
Total current assets	209,025	45,245	(8,985)	(43,593)		201,692
Property, plant and equipment, net	44,806	6,921	—	24,223	(b)	75,950
Goodwill	127,205	3,839	—	81,815	(b)	212,859
Intangible assets, net	82,946	4,542	—	81,619	(b)	169,107
Deferred income taxes	2,766	—	—	—		2,766
Other long term assets	991	—	—	—		991
Total assets	$467,739	$60,547	$(8,985)	$144,064		$663,365
Liabilities
Current liabilities
Accounts payable	$18,337	$4,771	$—	$—		$23,108
Accrued liabilities	12,438	—	—	—		12,438
Current portion of long term debt	20,250	—	—	(20,250)	(a)	1,875
				1,875	(a)
Billings in excess of costs and estimated earnings on uncompleted contracts	4,174	657	—	—		4,831
Income taxes payable	892	717	—	—		1,609
Total current liabilities	56,091	6,145	—	(18,375)		43,861
Long-term debt	50,262	—	—	(56,625)	(a)	233,537
				239,900	(a)
Deferred income taxes	24,863	457	—	24,124	(b)	49,444
Other non-current liabilities	3,653	—	—	—		3,653

Exhibit 99.3

Total liabilities	134,869	6,602	—	189,024		330,495
Equity
Common stock	32	—	—	—		32
Preferred stock	—	—	—	—		—
Additional paid in capital	220,578	41,091	(8,985)	(32,106)	(c)	220,578
Accumulated other comprehensive loss	(35,053)	—	—	—		(35,053)
Retained earnings	142,156	12,854	—	(12,854)	(c)	142,156
Total Thermon Group Holdings, Inc. shareholders' equity	327,713	53,945	(8,985)	(44,960)		327,713
Non-controlling interests	5,157	—	—	—		5,157
Total equity	332,870	53,945	(8,985)	(44,960)		332,870
Total liabilities and equity	$467,739	$60,547	$(8,985)	$144,064		$663,365

Exhibit 99.3

Thermon Group Holdings, Inc.
For the twelve months ended March 31, 2017
Unaudited Pro Forma Condensed Combined Statement of Income
(Dollars in Thousands, except share and per share data)

	Thermon Group Holdings, Inc. Historical	CCI Thermal Technologies Inc. Historical (i)	US GAAP Adjustments	Pro Forma Adjustments	Notes	Thermon Group Holdings, Inc. Condensed Combined Pro Forma Statement of Income
	Twelve Months Ended March 31, 2017	Twelve Months Ended January 31, 2017				Twelve Months Ended March 31, 2017

Sales	$264,130	$63,743	$—	$—		$327,873
Cost of sales	152,199	36,724	—	1,072	(d)	189,995
Gross profit	111,931	27,019	—	(1,072)		137,878
Operating expenses:
Marketing, general and administrative and engineering	77,715	19,502	—	(2,469)	(g)(h)	94,748
Amortization of intangible assets	11,772	887	—	9,804	(f)	22,463
Income from operations	22,444	6,630	—	(8,407)		20,667
Other income/(expenses):
Interest income	566	—	—	—		566
Interest expense	(3,518)	(6)	—	(10,892)	(e)	(14,416)
Gain on disposition of investment	—	3,998	(3,998)	—	(j)	—
Other expense	(410)	(294)	—	—		(704)
Income before provision for income taxes	19,082	10,328	(3,998)	(19,299)		6,113
Income tax expense (benefit)	4,098	2,685	—	(5,255)	(k)	1,528
Net income	$14,984	$7,643	$(3,998)	$(14,044)		$4,585
Income attributable to non-controlling interests	343	—	—	—		343
Net income available to Thermon Group Holdings, Inc.	$14,641	$7,643	$(3,998)	$(14,044)		$4,242
Net Income per common share:
Basic	$0.45					$0.13
Diluted	0.45					0.13
Weighted-average shares used in computing net income per common share:
Basic	32,301,661					32,301,661
Diluted	32,633,281					32,633,281

Exhibit 99.3

Thermon Group Holdings, Inc.
For the six months ended September 30, 2017
Unaudited Pro Forma Condensed Combined Statement of Income
(Dollars in Thousands, except share and per share data)

	Thermon Group Holdings, Inc. Historical	CCI Thermal Technologies Inc. Historical (i)	US GAAP Adjustments	Pro Forma Adjustments	Notes	Thermon Group Holdings, Inc. Condensed Combined Pro Forma Statement of Income
	Six Months Ended September 30, 2017	Six Months Ended July 31, 2017				Six Months Ended September 30, 2017

Sales	$113,367	$34,637	$—	$—		$148,004
Cost of sales	58,593	19,742	—	—		78,335
Gross profit	54,774	14,895	—	—		69,669
Operating expenses:
Marketing, general and administrative and engineering	39,838	10,165	—	(1,359)	(g)(h)	48,644
Amortization of intangible assets	5,961	285	—	5,060	(f)	11,306
Income from operations	8,975	4,445	—	(3,701)		9,719
Other income/(expenses):
Interest income	392	—	—	—		392
Interest expense	(1,589)	(4)	—	(5,529)	(e)	(7,122)
Other expense	(71)	(104)	—	—		(175)
Income before provision for income taxes	7,707	4,337	—	(9,230)		2,814
Income tax expense (benefit)	1,915	1,127	—	(2,338)	(k)	704
Net income	$5,792	$3,210	$—	$(6,892)		$2,110
Income attributable to non-controlling interests	535	—	—	—		535
Net income available to Thermon Group Holdings, Inc.	$5,257	$3,210	$—	$(6,892)		$1,575
Net Income per common share:
Basic	$0.16					$0.05
Diluted	0.16					0.05
Weighted-average shares used in computing net income per common share:
Basic	32,412,819					32,412,819
Diluted	32,717,375					32,717,375

Exhibit 99.3

Thermon Group Holdings, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in Thousands)

Pro Forma Adjustments:

(a) Pro forma adjustment (a) reflects the sources and uses of cash associated with the CCI Acquisition and the related debt issuance. The preliminary CCI purchase price of $206,400 was funded with approximately $41,500 of cash that was on hand, plus approximately $164,900 of net borrowings (proceeds from term loan B, less repayment of existing debt).
The following table details the sources of cash to fund the CCI Acquisition:

(Dollars in Thousands)

Proceeds from the term loan B, net of issuance costs	$241,775
Repayment of debt, extinguishment of term loan A	(56,625)
Repayment of debt, extinguishment of term loan A (current portion)	(20,250)
Cash on hand	41,500
Preliminary purchase price	$206,400

Based upon the contractual payment terms, $1,875 of the term loan B has been presented as a current obligation with the remainder ($239,900) presented as non-current within the pro forma condensed balance sheet.

(b) The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed from CCI based on our best estimates of fair value of those assets and liabilities. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes. The following table shows the preliminary allocation of the purchase price for the CCI Acquisition:

(Dollars in Thousands)

	Preliminary Purchase Price Allocation	CCI Historical*	Pro Forma Adjustment
Cash and cash equivalents	$1,908	$5,073	$(3,165)
Accounts receivable	10,866	10,866	—
Inventory	20,478	19,406	1,072
Prepaid expenses and other current assets	915	915	—
Property, plant and equipment, net	31,144	6,921	24,223
Intangible assets, net	86,161	4,542	81,619
Goodwill	85,654	3,839	81,815
Accounts payable	(4,771)	(4,771)	—
Billings in excess of cost and estimated on uncompleted contracts	(657)	(657)	—
Income taxes payable	(717)	(717)	—
Deferred income taxes	(24,581)	(457)	(24,124)
Preliminary purchase price allocation	$206,400

*CCI historical as of July 31, 2017 and presented in U.S. Dollars.

The acquired property, plant and equipment mainly consists of buildings, land and machinery. As such, management performed a preliminary fair value analysis on the property, plant and equipment as of the closing date of October 30, 2017 for

Exhibit 99.3

the preliminary purchase price allocation and in the pro forma financial information. The preliminary assessment of intangibles consists of products, customer relationships, and backlog. The values used in the purchase price allocation above and useful life calculations are preliminary and subject to change, and that change may be significant, after we finalize our review of the specific types, nature and condition of CCI's property, plant and equipment and intangible assets. A change in the value used for property, plant and equipment or intangible assets would cause a corresponding increase or decrease in goodwill.

(c) To reflect the CCI Due From Shareholders as contra equity pursuant to US GAAP, and then its elimination along with the CCI additional paid in capital and retained earnings.

(d) To reflect the amortization of the inventory fair value step-up adjustment of $1,072. We estimated that the step-up inventory adjustment will be amortized over a six month period based on the CCI historical inventory turns.

(e) To reflect interest expense attributable to (i) the issuance of the $250,000 term loan B, (ii) the amortization of debt issuance costs of term loan B and (iii) less interest and debt issuance amortization of term loan A repaid in full at the transaction date. The current interest rate of approximately 5% for the term loan B was used in the calculation of historical interest expense and is deemed reasonable by management as we do not anticipate any significant increases or decreases in the rate. A hypothetical increase in the borrowing rate of 1/8% would increase total interest expense by $306 and $152 during the twelve and six month periods, respectively.

(f) To adjust historical amortization expense for the preliminary purchase price allocation to intangible assets, which consists of products, customer relationships and backlog. The weighted average useful life for all intangibles is 10.6 years. The details of the preliminary intangible asset valuation are as follows:

(Dollars in Thousands)

	Preliminary CCI Intangibles	Estimated useful life in years	Six months amortization expense	Twelve months amortization expense
Products	$66,755	10	$3,338	$6,675
Customer relationships	11,525	17	339	678
Backlog	3,339	1	1,669	3,339
Less: historical CCI amortization			(286)	(888)
	$81,619		$5,060	$9,804

(g) To reflect the removal of all aircraft and rent expense for assets not assumed in the CCI Acquisition for the twelve and six months periods. Additionally, $300 of CCI related transaction costs were removed for the six months ended September 30, 2017.

(h) To adjust historical depreciation expense for the preliminary purchase price allocation to property, plant and equipment based on no salvage value and nondepreciable land of $7,745.

(i) The CCI historical financial statements have been translated from Canadian Dollars to U.S. Dollars. The following table details the applicable rate and methodology:

		CAD/USD
CCI balance sheet as at July 31, 2017	Period End Spot Rate	$0.8010
CCI statement of income for twelve months ended January 31, 2017	Average Spot Rate	$0.7591
CCI statement of income for six months ended September 30, 2017	Average Spot Rate	$0.7544

(j) To reflect the elimination of the Gain on disposition of investment from the historical CCI twelve months ending January 31, 2017 statement of income for US GAAP presentation as the transaction occurred between entities under common control.

(k) Prior to August 1, 2016, CCI was a nontaxable flow through entity, and accordingly, did not record significant income tax expense prior to that date. Subsequently, CCI was a taxable Canadian corporation. The historical effective tax rate of CCI has

Exhibit 99.3

been adjusted on a pro forma basis to reflect the combined Canadian and U.S. operations. Additionally, for pro forma purposes, we have assumed an estimated 25% effective tax rate for all periods for the combined Thermon and CCI operations.